SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC. 20549-1004

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934.

           Commission File Number           0-16415

                     Cumberland Healthcare, L.P. I-A
          (Exact name of Registrant as specified in its charter)

          880 Carillon Parkway, St. Petersburg, Florida          33716
             (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code        (727) 573-3800

         Units of Limited Partnership Interest $1000 Per Unit (Title of each class of securities covered by this Form)
                              NONE
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12-g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)          [X]
Rule 12-g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)         [ ]
Rule 12-g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)          [ ]
Rule 12-g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)         [ ]
                                      Rule 12h-3(b)(3)             [ ]
                                      Rule 15d-6                   [ ]

      Approximate number of holders of record as of the
           Certification or notice dates:            0



                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    Cumberland Healthcare, L.P. I-A

                                   Medical Investments Partners
                                   Managing General Partner

                                    RJ Health Properties, Inc.
                                    Corporate General Partner



Date:  2/23/2000                     By:  /s/ J. Davenport Mosby, III
                                        J. Davenport Mosby, III
                                        Vice President
                                        Corporate General Partner